Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Stock of the Issuer which were effectuated by Reporting Persons during the past sixty (60) days. All transactions were effectuated in the open market through a broker.

Name of Reporting Person	Date of Transactions	Type of Transactions	Number of Securities	Price Per Share(1)
John R. Wilson TTE, John R. Wilson Revocable Trust U/A DTD 08/03/2017	8/15/25	Sale	12,922	$1.2493

John R. Wilson TTE, John R. Wilson Revocable Trust U/A DTD 08/03/2017	8/14/25	Sale	11,869	$1.2537

John R. Wilson TTE, John R. Wilson Revocable Trust U/A DTD 08/03/2017	8/13/25	Sale	15,918	$1.2898

John R. Wilson TTE, John R. Wilson Revocable Trust U/A DTD 08/03/2017	8/12/25	Sale	7,100	$1.2547

John R. Wilson TTE, John R. Wilson Revocable Trust U/A DTD 08/03/2017	8/12/25	Sale	20,000	$1.2154

John R. Wilson TTE, John R. Wilson Revocable Trust U/A DTD 08/03/2017	8/11/25	Sale	15,377	$1.1574

John R. Wilson TTE, John R. Wilson Revocable Trust U/A DTD 08/03/2017	8/8/25	Sale	5,300	$1.1968

John R. Wilson TTE, John R. Wilson Revocable Trust U/A DTD 08/03/2017	8/7/25	Sale	14,546	$1.1950

John R. Wilson TTE, John R. Wilson Revocable Trust U/A DTD 08/03/2017	8/6/25	Sale	18,267	$1.2117

(1) The prices reported are weighted-average prices and include commissions paid in per share prices. These shares of Common Stock were purchased in multiple transactions. Upon request, the Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the SEC staff all information regarding the number of shares and price of each trade comprising the weighted average price and share amounts set forth in this Footnote 1.